Exhibit 23.1


                          Consent of Independent Accountants


         We consent to the incorporation by reference in this registration statement of Stanley Furniture Company, Inc. (the "Company") on Form S-3 of our report dated January 24, 1997, on our audits of the financial statements and financial statement schedule of Stanley Furniture Company, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, appearing on page F-2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference in this registration statement to our firm under the caption "Experts".

                                             /s/ COOPERS & LYBRAND L.L.P.



December 19, 1997
Richmond, Virginia